Exhibit 10.1

MUTUAL WRITTEN CONSENT

June 4, 2025

Each of the undersigned is a party to that certain Business Combination Agreement, dated as of October 19, 2023, as amended from time to time (the “BCA”). Capitalized terms in this Consent have the meanings set out in the BCA.

Each of the undersigned, by signing below, confirms its mutual consent as Company or SPAC, as the case may be, to terminate the BCA and abandon the Transactions. This Consent shall be treated as a termination of the BCA pursuant to Section 13.1(a) and supersedes and voids any written or oral communications that might be treated as a termination under any other section of the BCA, including any termination pursuant to Section 13.1(f) of the BCA.

Integral Acquisition Corporation 1	Flybondi Limited

/s/ Enrique Klix	/s/ Peter Yu
Name: Enrique Klix	Name: Peter Yu
Its: CEO and Director	Its: Director